QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.27

AMENDMENT TO
EMPLOYMENT AGREEMENT, NON-QUALIFIED STOCK OPTION AGREEMENT
AND NON-COMPETE AGREEMENT

        THIS AMENDMENT TO EMPLOYMENT AGREEMENT, NON-QUALIFIED STOCK OPTION AGREEMENT AND NON-COMPETE AGREEMENT (this "Amendment") is made as of May 21, 2003, with respect to that certain Employment Agreement dated as of July 23, 1997, as amended on December 31, 1997 and February 5, 1998, a copy of each of which is attached hereto as Exhibit A, (as previously amended to the date hereof, the "Employment Agreement"), by and between Alliance Imaging, Inc., a Delaware corporation (the "Corporation"), and Richard N. Zehner (the "Executive"), with respect to that certain Non-Qualified Stock Option Agreement dated as of November 2, 1999, as amended on June 20, 2001, a copy of each of which is attached hereto as Exhibit B, (the "Option Agreement") by and between the Corporation and the Executive, and with respect to that certain Agreement, dated as of July 23, 1997, a copy of which is attached hereto as Exhibit C, (the "Non-Compete Agreement," and together with the Employment Agreement and the Option Agreement, the "Agreements"), by and among the Corporation, the Executive and Newport Investment LLC.

        WHEREAS, the Employment Agreement provides for the employment of Executive as Chief Executive Officer ("CEO") of the Corporation;

        WHEREAS, the Executive has resigned as CEO of the Corporation but desires to continue his employment with the Corporation until May 1, 2005 pursuant to the terms of the Employment Agreement as amended hereby;

        WHEREAS, the Executive and the Corporation have agreed to amend to Option Agreement to reduce the number of shares of the Corporation's common stock, par value $.01 per share (the "Common Stock") subject to such Option Agreement to 200,000 shares, to provide that all such options are "Time Options" as defined in the Option Agreement, and to amend the commencement of exercisability with respect to such Time Options;

        WHEREAS, the Corporation has agreed to provide the Executive with a retention bonus provided he is employed by the Corporation on May 1, 2005;

        WHEREAS, pursuant to the Corporation's 1997 Stock Option Plan (the "1997 Plan") and that certain Stock Option Agreement dated as of December 18, 1997, as amended as of February 5, 1998, (the "Old Option Agreement") the Executive currently has the right to purchase 1,020,770 shares of the Corporation's Common Stock, par value $.01 per share (the "Common Stock");

        WHEREAS, the Executive and the Corporation have agreed to cancel the Old Option Agreement in return for a cash payment; and

        WHEREAS, the Corporation and Executive wish to amend certain provisions of the Employment Agreement, Option Agreement and Non-Compete Agreement to reflect the terms and conditions of Executive's continued employment with the Corporation.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and Executive agree as follows:

        1.    Definitions.    Capitalized terms used in this Amendment but not separately defined herein shall have the meaning ascribed to them in the Employment Agreement, as amended hereby, and if not defined in the Employment Agreement, such terms shall have the meaning ascribed to them in the Option Agreement, as amended hereby.

        2.    Cancellation of Old Options Agreement.    The Executive hereby cancels and relinquishes all rights to purchase shares of Common Stock pursuant to the Employment Agreement, the Old Option Agreement and the 1997 Plan in return for a cash payment equal to $1,535,748.50. Upon execution of this Amendment, the Executive shall return to the Corporation the Old Option Agreement, marked as cancelled, and the Corporation shall pay by wire transfer to an account designated by the Executive $1,535,748.50 in cash, less required tax withholdings.

        3.    Amendments to Employment Agreement.

    (a)
    Recital "D" of the Employment Agreement is hereby deleted in its entirety.

    (b)
    Paragraph 1 of the Employment Agreement is hereby amended to read in its entirety as follows:

      "1.    Employment and Term.

      (a)    Employment. The Corporation shall employ the Executive for the term set forth in Paragraph 1(b). Initially, the Executive shall be employed as the Chairman of the Board ("Chairman") of the Corporation. Upon written notice from the Corporation, signed by the then Chief Executive Officer of the Corporation, the Executive shall resign as the Chairman and as a director of the Corporation. Upon such resignation, the Executive shall continue his employment with the Corporation in the capacity as "Founder" until the expiration of the Term.

      (b)    Term. The term of the Executive's employment under this Agreement shall end on May 1, 2005. The period of employment as provided in this Paragraph 1(b) is sometimes referred to as the "Term" herein."

    (b)
    Paragraph 2 of the Employment Agreement is hereby amended to read in its entirety as follows:

      "2.    Duties.    The Executive's duties shall include the following, provided in each instance that such projects are appropriate for a senior executive officer of the Corporation: (a) performing such projects as may be assigned to him by the Board or the CEO as requested by them from time to time, (b) assisting management with sales opportunities upon request by the Board or CEO from time to time, (c) sourcing potential acquisitions and assisting with due diligence in connection therewith upon the request and direction of the Board or CEO, and (d) becoming actively involved in imaging-related associations at the request of the Board or CEO. The Executive shall devote such time during reasonable business hours as shall be necessary to fulfill his duties hereunder, and shall use diligent efforts to fulfill faithfully, responsibly and to the best of his ability his duties hereunder. The Corporation and the Executive shall mutually agree upon the times for the provision of such services. The Executive shall not be required to work more than seven full calendar days in any calendar month. Any day on which the Executive provides in excess of four hours of services shall for purposes of this Agreement constitute a full calendar day. If less than four hours of services are provided by the Executive on any day such hours of services shall be aggregated with the hours of service provided by the Executive on other days on which the Executive provides less than four hours of service. When the aggregate of hours of service provided on such days is greater than four hours, then the aggregate hours of service on such days shall for purposes of this Agreement constitute a full calendar day. In the performance of all of his duties hereunder, the Executive shall report to the CEO. Executive may be required to travel in the conduct of the Corporation's business and to discharge his duties hereunder, provided that the amount and nature of such travel is reasonably consistent with the amount and nature of travel engaged in by other senior executives of the Corporation and the amount of travel required of Executive takes into account the reduction in his service obligations to not more than seven full days per calendar month. During the Term of this Agreement, the

      Executive will not engage in any other employment or business activity or hold any office or position in other companies or organizations without the consent of the Board."

    (c)
    Section 3 of the Employment Agreement is hereby amended to read in its entirety as follows:

      "3.    Base Salary. For services performed by the Executive for the Corporation pursuant to this Agreement during the period of employment as provided in Paragraph 1(b) hereof, the Corporation shall pay the Executive an annual salary of $684,738 payable in substantially equal semi-monthly installments in accordance with the Corporation's regular payroll practices. Except as expressly provided in this Agreement, the Executive shall not be entitled to participate in any bonus or incentive compensation plan of the Corporation."

    (d)
    Paragraph 4 of the Employment Agreement is hereby amended to read in its entirety as follows:

      "4.    Retention Bonus. If (x) on May 1, 2005 the Executive is still an employee of the Corporation and has continuously since the date hereof been an employee of the Corporation, or (y) after the date hereof and prior to May 1, 2005 the Corporation terminates the Executive's employment with the Corporation other than for Cause, or (z) prior to May 1, 2005 the Executive, while an employee of the Corporation, dies or is disabled (the events set forth in clauses (x), (y) and (z) shall be referred to, individually, as a "Retention Bonus Event," and collectively as "Retention Bonus Events"), then the Corporation shall pay to the Executive a retention bonus equal to $740,058.25 in cash (the "Retention Bonus"). If no Retention Bonus Event shall have occurred by May 1, 2005, then the Corporation shall be under no obligation to pay the Retention Bonus. If a Retention Bonus Event shall occur by May 1, 2005, then on May 1, 2005, the Corporation shall pay by wire transfer to an account designated by the Retention Bonus in cash, less required tax withholdings."

    (e)
    Paragraph 5 of the Employment Agreement is hereby amended to read in its entirety as follows:

      "5.    Intentionally Left Blank."

    (f)
    Paragraph 6 of the Employment Agreement is hereby amended to read in its entirety as follows:

      "6.    Intentionally Left Blank."

    (g)
    Paragraph 7 of the Employment Agreement is amended to delete the phrase "Paragraphs 3 through 6," and replace it with the phrase "Paragraphs 3 and 4,".

    (h)
    Paragraphs 7(c), 7(e) and 7(f) are deleted. Paragraph 7(d) is renumbered Paragraph 7(c).

    (i)
    Paragraph 9(d)(i) of the Employment Agreement is hereby amended to read in its entirety as follows:

      "(i) "Accrued Obligations" shall mean, as of the Date of Termination, the sum of (A) the Executive's base salary under Paragraph 3 through the Date of Termination to the extent not theretofore paid, and (B) any expense reimbursement and other cash entitlements accrued by the Executive as of the Date of Termination to the extent not theretofore paid."

    (j)
    Paragraph 9(d)(ii) of the Employment Agreement is hereby amended to read in its entirety as follows:

      "(ii) Intentionally Left Blank."

    (k)
    Paragraph 9(d)(iii) of the Employment Agreement is hereby amended by

    a.
    adding the phrase "or the CEO" after the phrase "directions of the Board" in both clauses D and E thereof, and

    b.
    deleting the period at the end of clause E thereof and adding the following,

        ", (F) Executive has breached this Agreement, and has failed to cure such breach, if curable, within thirty (30) days after the Executive's receipt of written notice of such breach from the Corporation, (G) Executive intentionally disparages the Corporation or its officers, directors or principal stockholders, provided that this clause (G) shall not apply to any communications either (x) between or among Executive and the Corporation or its officer and directors, or (y) compelled by subpoena or other legal or governmental process, or (H) other than (a) in connection with his employment with the Corporation, (b) his ownership of no more than five percent (5%) of the equity of any publicly traded entity with respect to which the Executive does not serve as an officer, director, employee, consultant or in any other capacity other than an investor, and (c) as approved by a majority of the directors of the Corporation (excluding the Executive if he is at such time a director of the Corporation), the Executive, directly or indirectly, competes or engages, including as an agent, employee, consultant, advisor, representative or otherwise, in any medical imaging business or any other business that becomes material to the Corporation during Executive's employment with the Corporation (a "Company Business") within the United States, or directly or indirectly participates as an agent, employee, consultant, advisor, representative, stockholder, partner or owner in any enterprise which has any material operations engaged in any Company Business within the United States, and the Executive fails to cease so competing, engaging or participating within fifteen days after receipt of written notice from the Corporation."

    (l)
    Paragraph 9(d)(v) of the Employment Agreement is hereby deleted in its entirety.

    (m)
    Paragraph 10(a) of the Employment Agreement is amended by

    a.
    deleting the phrase "Without Good Reason" in the heading of that Paragraph,

    b.
    inserting "or by the Corporation upon expiration of the Term" after the phrase "by reason of the resignation of the Executive" in the first sentence of that Paragraph,

    c.
    deleting the phrase "other than Good Reason" in the first sentence of that Paragraph, and

    d.
    by adding at the end of that Paragraph "; provided further that in the event this Agreement terminates pursuant to Paragraph 9(a) by reason of the death or disability of the Executive and such death or disability gives rise to a Retention Bonus Event, the Executive's rights pursuant to Paragraph 4 shall survive such termination."

    (n)
    Paragraph 10(b) of the Employment Agreement is amended by

    a.
    deleting the phrase "Or Resignation with Good Reason" in the heading of that Paragraph,

    b.
    deleting the phrase "other than for Cause, death or disability or by reason of the resignation of the Executive for Good Reason" and inserting in its place "(excluding terminations by the Corporation for Cause, upon termination of the Term, death or disability)" prior to the definition of the term "Severance",

      c.
      deleting the phrase "a period equal to the greater of two years and" in clause (ii) of such Paragraph, and

      d.
      deleting clause (iii) in its entirety and replacing it with the following "(iii) In the event this Agreement terminates pursuant to Paragraph 9(c) by the Corporation without Cause and such termination gives rise to a Retention Bonus Event, the Executive's rights pursuant to Paragraph 4 shall survive such termination."

    (o)
    The penultimate sentence of Paragraph 11(b) of the Employment Agreement shall be amended to insert ", to the extent permitted by law," after the word "treated" and before the word "for."

    (p)
    Paragraph 15(a) of the Employment Agreement shall be replaced with the following:

        "(a) If to the Board or the Corporation, to:

        Alliance Imaging, Inc.
        1900 S. State College Blvd., Suite 600
        Anaheim, CA 92806
        Attn: Chief Executive Officer

        with a copy to:

        Kohlberg Kravis Roberts & Co.
        2800 Sand Hill Road
        Menlo Park, CA 94025
        Attn: Michael W. Michelson"

    (q)
    In Paragraph 18 of the Employment Agreement, the reference to "Paragraph 8(d)" is hereby replaced with "Paragraph 8."

    (r)
    In Paragraph 21 of the Employment Agreement, the reference to "Paragraph 15" is hereby replaced with "Paragraph 18."

    (s)
    Exhibit A of the Employment Agreement is hereby deleted.

        4.    Amendments to Non-Compete Agreement.

        (a)   Immediately following the termination of the Executive's employment with the Corporation by the Corporation without Cause (as defined in the Employment Agreement as amended hereby), the Executive shall be entitled to receive pursuant to Paragraph 5 of the Non-Compete Agreement, to the extent not previously paid, (x) the Executive's salary provided for in Paragraph 3 of the Employment Agreement, as amended hereby, (i.e. $684,738) from the Date of Termination until May 1, 2005, and (y) the continuation of benefits provided to the Executive and/or his family pursuant to Paragraph 7 of the Employment Agreement, as amended hereby, until May 1, 2005. The Corporation shall not be obligated to make any payment or provide any benefits contemplated by this Section 4 or by Paragraph 5 of the Non-Compete Agreement to the Executive if the Executive (x) fails to cure a breach of the Non-Compete Agreement within fifteen days after receipt of notice of such breach from the Corporation, or (y) if the Executive's employment with the Corporation is terminated (a) upon expiration of the Term of the Employment Agreement (i.e. May 1, 2005), (b) by reason of death or disability of the Executive, (c) by the Corporation for Cause (as defined in the Employment Agreement, as amended hereby), or (d) by the Executive.

        (b)   All payments pursuant to Paragraph 5 of the Non-Compete Agreement shall be made in equal semi-monthly installments on a basis consistent with the Corporation's then existing regular payroll practices.

        (c)   Upon execution of this Amendment, the Executive waives and relinquishes any rights to receive any payments pursuant to Paragraph 5 of the Non-Compete Agreement in excess of, or in addition to, those provided by this Section 4.

        5.    Amendment of Option Agreement.

        (a)   In order to amend the Option Agreement to cancel the Performance Option with respect to all shares of Common Stock and to reduce the number of shares of Common Stock subject to the Time Option to 200,000 shares of Common Stock as of the date hereof, the Executive and the Corporation agree as follows. The number of shares of Common Stock which are identified as subject to the Time Option on the signature page of the Option Agreement is amended from "62,375" (pre-split) to "200,000 (post-split)". The number of shares of Common Stock which are identified as subject to the Performance Option on the signature page of the Option Agreement is amended from "62,375" (pre-split) to "0." Except as provided in this Section 5(a), Executive hereby cancels and relinquishes all rights to purchase shares of Common Stock pursuant to the Option Agreement and the Corporation's 1999 Equity Plan.

        (b)   Section 3.1(a) of the Option Agreement is deleted in its entirety and replaced with the following:

  "(a) The Time Option shall become exercisable with respect to 100% of the shares of Common Stock subject to such Time Option on May 1, 2005 provided that on such date Optionee is an employee of the Company or a Subsidiary. Notwithstanding the foregoing, the Time Option shall become exercisable as to:

          (i)    100% of the shares of Common Stock subject to such Option immediately prior to the consummation of a Change of Control (but only to the extent that such Option shall not have otherwise terminated in accordance with its terms) provided that on such date Optionee is an employee of the Company or a Subsidiary; provided, however, that as a condition subsequent to the acceleration of the exercisability of the Option pursuant to this paragraph, the Change of Control shall be consummated. In the event the contemplated Change of Control is not consummated, the acceleration of exercisability and the exercise, if any, of the Option shall be void ab initio; or

          (ii)    the Pro Rata Portion of the shares of Common Stock subject to the Option upon the termination of the Optionee's employment with the Company or its Subsidiaries prior to May 1, 2005 (A) by the Company or its Subsidiaries other than for Cause (as defined in that certain Employment Agreement, dated as of July 23, 1997, as amended on December 31, 1997, February 5, 1998, February 15, 1998 and May 15, 2003, by and between the Optionee and the Company (the "Employment Agreement")), or (B) due to Optionee's death or disability (as defined in the Employment Agreement) if at such time Optionee is an employee of the Company or its Subsidiaries.

  "Change of Control" means (i) a sale of all or substantially all of the assets of the Company to a Person who is not an Affiliate of Viewer or an entity in which the shareholders of the Company immediately prior to such transaction do not control more than 50% of the voting power immediately following the transaction, or (ii) a sale by Viewer or any of its Affiliates, including a sale by way of a merger, resulting in more than 50% of the voting stock of the Company being held by a Person or Group that does not include Viewer or any of its Affiliates and in such transaction Viewer and its Affiliates sell in excess of 90% of the voting stock of the Company owned by them.

  "Group" means two or more Persons acting together as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of the Company.

  "Pro Rata Portion" means 1/24 for each monthly anniversary of May 1, 2003 that occurs prior to the termination of Optionee's employment with the Company and its Subsidiaries, not to exceed 100%.

        6.    Release of Corporation by Executive.

        (a)   General Release. Executive hereby releases and forever discharges the Corporation, its successors and their respective associates, owners, stockholders, assigns, employees, agents, directors, officers, partners and representatives and all persons acting by, through, under, or in concert with them, or any of them, (collectively the "Releasees") of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, costs or expenses, of any nature whatsoever, known or unknown, fixed or contingent (each referred to as a "Claim" and, collectively, the "Claims"), which he now has or may hereafter have against the Releasees by reason of any and all acts, omissions, events or facts occurring or existing on or prior to the date hereof related to, arising out of or in connection with his hiring, employment, change in employment status with the Corporation or transactions contemplated by this Amendment, except as may be expressly provided herein and except that the Executive does not release any obligation of the Corporation to provide him indemnification as an officer and director of the Corporation based upon events or facts occurring or existing on or prior to the date hereof. The Claims released hereunder include, without limitation, any alleged breach of the Employment Agreement or other Agreements; any alleged breach of any covenant of good faith and fair dealing, express or implied; any alleged torts or other alleged legal restrictions relating to the Executive's employment and the termination thereof; and any alleged violation of any federal, state or local statute or ordinance. Executive represents and warrants that there has been no assignment or other transfer of any interest in any Claim which Executive may have against the Releasees, or any of them, and Executive agrees to indemnify and hold the Releasees harmless from any liability, claims, demands, damages, costs, expenses and attorneys' fees incurred as a result of any person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such Executive. Executive agrees that if he hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Releasees any of the Claims released hereunder, then he will pay to the Releasees against whom such claim(s) is asserted, in addition to any other damages caused thereby, all attorneys' fees incurred by such Releasees in defending or otherwise responding to said suit or Claim. The Executive agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.

        (b)   Release of Unknown Claims.

EXECUTIVE ACKNOWLEDGES THAT HE IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

    "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

EXECUTIVE BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

        7.    Accrued and Unused Vacation.    Upon execution of this Agreement, the Corporation shall pay Executive all accrued and unused vacation time which shall be paid based upon his base salary prior to giving effect to this amendment ($410,000). The parties agree that the Executive's accrued and unused vacation does not exceed six weeks.

        8.    Terms.    Any reference to the Agreements in the Agreements, this Amendment, any other amendment to the Agreements, and any other related document, whether dated prior to or after this Amendment, shall refer to the Agreements as heretofore amended and amended hereby.

        9.    Merger.    Except as expressly amended above, the Agreements shall remain in full force and effect and the provisions thereof are hereby incorporated by reference.

(Signature page follows)

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

/s/ RICHARD N. ZEHNER RICHARD N. ZEHNER

ALLIANCE IMAGING, INC.
By:	/s/ PAUL S. VIVIANO
Name:	Paul S. Viviano
Title:	President and CEO

SIGNATURE PAGE TO AMENDMENT TO EMPLOYMENT AGREEMENT, NON-QUALIFIED STOCK OPTION AGREEMENT AND NON-COMPETE AGREEMENT.

QuickLinks

AMENDMENT TO EMPLOYMENT AGREEMENT, NON-QUALIFIED STOCK OPTION AGREEMENT AND NON-COMPETE AGREEMENT